EXHIBIT 99.2

December 31, 2012
Quarterly Conference Call
Summary of Quarterly Results

Date: January 30, 2013

We are generally pleased with the financial results for the third quarter of fiscal 2013 as many of the positive trends that we have experienced during the last several years have continued into the current fiscal quarter and year. Demand for our loan products has remained strong and we have continued to experience improvement in our loan loss ratios. Net income for the quarter was $20.7 million, or $1.58 per diluted share compared to $19.6 million or $1.30 per share for the prior year quarter. This represents a 5.6% increase in net income and a 21.5% increase in diluted earnings per share when comparing the two quarterly periods. For the first nine months of fiscal 2013, net income was $66.2 million, or $4.93 per diluted share, representing a 5.0% and a 20.8% increase in net income and EPS, respectively, over the $63.1 million and $4.08 earned during the first nine months of fiscal 2012. The Company’s EPS continues to benefit from our ongoing share repurchase program. During the first nine months of fiscal 2013, we repurchased 2,017,677 shares of common stock on the open market at an aggregate purchase price of approximately $141.0 million. These repurchases, combined with the 2,181,045 shares repurchased during fiscal 2012, should be very accretive to per share earnings in the future. As of December 31, 2012 there was $34.4 million in remaining Board of Director authorization for current share repurchases. Since that date, the Company has repurchased 245,207 shares for an aggregate purchase price of $18.2 million.

As everyone is aware, the third fiscal quarter is one of the busiest lending periods of the year for the Company, primarily due to the holiday season. During the quarter we closed $865.5 million in gross loan volume, which was a 13.8% increase over the amount loaned during the second fiscal quarter and an 6.1% increase over the same quarter of the prior fiscal year. As a result, gross loans outstanding grew to $1.2 billion at December 31, 2012, an 11.0% increase over the $1.1 billion outstanding at December 31, 2011 and a 21.7% increase since the beginning of the fiscal year. Nine of our 13 states and Mexico had year over year growth of at least 9.0%. Also, as we have previously noted, we continue to see a slight shift in the mix in our loan portfolio. The percentage of loans outstanding that represents the larger loans has increased from 28.9% to 30.0% over the last twelve months. Additionally, the 11.0% year over year growth in loan balances resulted from a 3.7% increase in number of accounts and a 7.3% increase in average balances outstanding.

While acquisitions will always remain an important factor in the overall growth strategy of the Company, there has been only moderate purchase activity during the first three quarters of the fiscal year. Nine small offices consisting of 2,942 accounts and $1.6 million in gross loans were purchased. Of the nine, three became new office locations and six were merged into existing offices. For comparison purposes, during the first three quarters of fiscal 2012 the Company acquired 3,937 accounts and $3.1 million in gross loan balances in 20 separate offices, 19 of which were consolidated into existing locations.

We remained on track with the expansion of our branch network during the first nine months of the current fiscal. We began fiscal 2013 with 1,137 offices, opened 49, purchased 3 and closed 3, giving us a total of 1,186 offices at December 31, 2012. Six of the new offices opened during the current fiscal year were in Indiana, a new state for the Company. Our plan for the remainder of fiscal 2013 is to open 7 offices in the US and 10 in Mexico, which will give us 1,203 offices at March 31, 2013.

Total revenue for the quarter amounted $149.6 million, a 10.1% increase over the $136.0 million during the third quarter of the prior fiscal year. This resulted from a 11.3% increase in average net loans when comparing the two quarterly periods. As expected, interest and fee income during the quarter benefitted from the deferral of revenue recognition at the end of the second quarter due to the timing at the previous quarter end. This is evident from the quarter over prior year quarter increase in interest and fee income of 11.3% during the most recent quarter compared to the 4.8% increase for the second fiscal quarter. Total revenue for the nine months of fiscal 2013 was $421.9 million, a 7.8% increase over the $391.2 million during the same period of fiscal 2012. The Company has experienced an ongoing decrease in yields over the last several years due to the change in the loan mix among the various states combined with an increasing average balance per loan outstanding. Between fiscal 2007 and fiscal 2012, interest and fee income as a percent of average net loans has decreased by an average of 0.60% per year. This trend is likely to continue; however, the impact on earnings going forward should not be as dramatic as the reduction in yield because the larger loan portfolio generally has lower loss ratios as well as lower administrative costs to originate and service. Management is monitoring the overall impact to earnings caused by these changing dynamics and will attempt to make operational adjustments as appropriate. Revenues from the 1,063 offices open through out both quarterly periods increased by 7.3%.

As expected, the Company’s delinquencies remained stable through the end of third fiscal quarter. Accounts that were 61+ days past due decreased slightly from 3.0% to 2.9% on a recency basis and remained flat at 4.3% on a contractual basis when comparing the two quarter end statistics. Additionally, the charge-off ratios have continued to improve on a quarter over prior year quarter basis as it has over the previous 25 quarters. Net charge-offs to average net loans on an annualized basis declined to 15.6% during the current quarter from 15.9% during the third quarter of the prior fiscal year.

While the Company will remain focused on controlling operating expenses on an ongoing basis, we experienced an uptick in our general and administrative expense to revenue ratio during the third fiscal quarter. General and administrative expenses for the three months ended December 3, 2012 increased by $8.6 million, or 12.9% over the same quarter of fiscal 2012. Of the total increase, $2.0 million related to salary expense, the majority of which was attributable the 66 net new offices that were opened or acquired over the previous twelve months and normal merit increases to existing employees. Additionally, health insurance provided to employees increased by approximately $1.1 million when comparing the two quarterly periods due to rising health care costs. Incentives increased by approximately $1.4 million primarily due to the timing of certain estimate adjustments on the annual bonus accrual as well as an increase of approximately $500 thousand equity compensation. The majority of the equity compensation increase was due to the Compensation Committee’s decision to make a larger than normal equity grant to officers and Directors which a significant portion are performance based awards. The relative impact of this grant was not material during the quarter since the issuance of the grant was so late in the period; however, as was disclosed at the time of the grant, the impact on expenses related to this grant will be substantial over the next several years, depending upon managements’ ability to achieve certain aggressive predetermined performance goals. Overall, general and administrative expenses, when divided by average open offices, increased by 6.6% when comparing the two quarterly periods. The total general and administrative expenses when as a percent of total revenues was 50.0% for the current quarter compared to 48.7% for the prior year quarter.

We continue to be pleased with the ongoing progress being made in our Mexican operations. We have 110 offices open as of December 31, 2012. Seven offices have been opened and one was closed during the first nine months of the current fiscal year, with an additional 10 expected to be opened by the end of March. We now have approximately 122,000 accounts and approximately $71.8 million in gross loans outstanding, which represents a 6.6% increase in accounts and a 38.1% increase in ledger over the trailing twelve months. Net charge-offs were approximately $5.4 million during the first three quarters of the fiscal year, or 17.7% of average net loans on an annualized basis. This compares to 18.6% during the corresponding 9 month period of the prior fiscal year. The 61+ day delinquencies are 4.1% and 7.7% on a recency and contractual basis, respectively. This subsidiary had $4.5 million in pretax earnings (before intercompany allocations) for the first nine months of the current year versus $3.4 million for the prior year nine month period, which should only improve as we continue to grow our outstanding receivables in existing and new markets.

The Company’s trailing four quarter return on average assets of 13.0% and return on average equity of 26.0% continue their excellent historical trend as we complete the first three quarters of fiscal 2013.

Finally, there is very little that is new to report on either the regulatory or legislative front at either the state of federal level, other than an update on the ballot initiative in Missouri. This initiative failed to get on the ballot during the most recent election due to insufficient signatures; however, the same group has resubmitted the proposal to be on the ballot in the 2014 election.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “intend” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:   recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation.    These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this transcript beyond the publication date, or for changes made to this document by wire services or Internet services.